Exhibit 6.2

LOAN AND SECURITY AGREEMENT
DATED FEBRUARY 28, 2013 (“LOAN AGREEMENT”),
BETWEEN ELIO MOTORS, INC. AND
GEMCAP LENDING I, LLC

LOAN AGREEMENT SCHEDULE

Capitalized terms used in this Loan Agreement Schedule and not defined herein shall have the meanings set forth in the Loan Agreement.

1.  LOAN DETAILS

(a)           Borrower: Elio Motors, Inc., an Arizona corporation with a principal place of business located at102 W. El Caminito Drive, Phoenix, AZ 85021.

(b)           Term Loan.

(i)           Term Loan Amount.  Upon the terms and provisions and subject to the conditions contained in this Agreement, on the date hereof, Lender is making a term loan to Borrower in the amount of Nine Million Eight Hundred Fifty Thousand Dollars ($9,850,000.00) (the “Term Loan”).

(ii)           Term Loan Note.  The obligation of Borrower to repay the Term Loan shall be evidenced by the Term Loan Note.

(c)	[RESERVED]

(d)
Use of Proceeds: (i) initial payment to Revitalizing Auto Communities Environmental Response Trust for acquisition of the Equipment from Revitalizing Auto Communities Environmental Response Trust; (ii) Closing expenses; and (iii) the remainder for Borrower’s working capital purposes.

(e)           Financial Institution(s):

Bank Name:	BMO Harris Bank
Address:	111 West Monroe
Chicago, IL 60603
ABA#:	071025661
Account #	XXXXXX5296
Phone:	(602)650-3725
Reference:	GemCap Lending I, LLC
Contact Person:	Lilianna Simpson

2.  [RESERVED]

3.  INTEREST, FEES, CHARGES AND PREPAYMENTS

(a)           Interest on Loans.  Interest on the unpaid principal balance of the Term Loan shall be computed on the basis of the actual number of days elapsed and a year of 360 days, shall accrue at a rate equal to the rate of fifteen percent (15%) per annum (the “Term Loan Interest Rate”) and shall be payable in accordance with the Term Loan Note.

(b)           Default Interest.  Following and during the continuation of an Event of Default, interest on the unpaid principal balance of the Loans shall accrue at a rate equal to twenty percent (20%) per annum (the “Default Interest Rate”).

(c)           Fees and Expenses.  Borrower shall pay to Lender the following fees:

Closing Fee: A closing fee of $98,500, representing one percent (1%) of the principal amount of the Loan, due and payable on the Closing Date.

Loan Administration Fee and Monitoring Fee:

$500 per month, payable in arrears.

Audit Fees:

$850 per person, per day, plus out-of-pocket expenses, for not more than two (2) audits during each 12-month period of the Term; provided, that no such limitation shall apply following the occurrence of an Event of Default.

(d)           Prepaid Interest and Loan Administration and Monitoring Fees. At Closing, Borrower shall prepay the following to Lender an amount equal to: (i) the first eight months of interest payments following the Closing (to which shall be added any additional interest due and payable at the Default Interest Rate during such period, which shall be paid immediately upon an Event of Default), and (ii) the first eight months of the Loan Administration Fee and Monitoring Fee described above. The foregoing interest and fee payments shall be deemed fully earned when paid.

4.  PREPAYMENT TERMS

(a)           Term Loan Prepayment.  Borrower may voluntarily prepay the unpaid principal sum of the Term Loan Note without premium or penalty, provided, however, that (i) such prepayment is no less than the amount of the then-outstanding aggregate principal sum thereof and all accrued and unpaid interest thereon, and (ii) as part of such prepayment, Borrower pays Lender all other amounts due to Lender pursuant to the Term Loan Note, this Agreement and other Loan Documents, and (iii) in the event Borrower makes such prepayment on or before February 28, 2014, Borrower shall also pay Lender an amount such that Lender shall have indefeasibly received an amount equal to twelve (12)  months of interest under the Term Loan Note (the “Term Loan Prepayment Fee”).  Interest prepaid by Borrower under Section 3(d) of this Loan Agreement Schedule shall be credited against the Term Loan Prepayment Fee. The Term Loan Prepayment Fee is intended to compensate Lender for committing and deploying funds for Borrower’s loan pursuant to the Agreement and for Lender’s loss of investment of such funds in connection with such early termination, and is not intended as a penalty.

(b)           [RESERVED]

(c)           Missing or Damaged Equipment Payments.  In the event any Equipment Missing or Damaged Equipment under Section 7(d) of this Loan Agreement Schedule constitutes removed or missing from the Borrower’s Premises, Borrower shall immediately pay Lender the amounts as calculated in accordance with Section 7(d) of this Loan Agreement Schedule, together with all accrued and unpaid interest thereon and the Term Loan Prepayment Fee, if applicable, with respect to such prepaid amount.

(d)           Prepayment Fees and Acceleration.  The Term Loan Prepayment Fee also shall be due and payable by Borrower to Lender if Lender accelerates the payment of the Obligations on or before February 28, 2014 due to the occurrence of an Event of Default.

5.           ADDITIONAL TERMS CONCERNING COLLATERAL

(a)           [RESERVED]

(b)           Intellectual Property

Borrower hereby grants to Lender an irrevocable, non-exclusive, worldwide license without payment of royalty or other compensation to Borrower, upon the occurrence and during the continuance of an Event of Default, to use or otherwise exploit in any manner the name “Elio Motors” and all other trademarks, trade names and service marks of the Borrower now or hereafter owned by or licensed to Borrower, and wherever the same may be located, and the Borrower represents, warrants and agrees that any such license or sublicense of the name “Elio Motors” and all other trademarks, trade names and service marks of the Borrower now or hereafter owned by or licensed to Borrower are not and will not be in conflict with the contractual, proprietary or commercial rights of any third Person.  The foregoing license will terminate on the indefeasible payment in full of all Obligations.

(c)           Representations, Warranties and Covenants.  In addition to the representations, warranties and covenants set forth in the Loan Agreement, the Borrower represents, warrants and covenants to Lender that (i) Borrower has been represented by the law firm of Dill, Dill, Carr, Stonbraker and Hutchings P.C. in connection with the negotiation, execution and delivery of the Loan Documents and the consummation of the financing contemplated herein on the Closing Date and (ii) such law firm has reviewed the Loan Documents to be executed and delivered by Borrower.

6.  [RESERVED]

7.  ADDITIONAL AFFIRMATIVE COVENANTS

(a)           [RESERVED]

(b)           Financial Reports and Other Information.

                (i)           Annual Financial Statements.  Annual financial statements of Borrower, certified by its Chief Financial Officer and audited by an outside accounting firm acceptable to Lender, as soon as available, but in any event within ninety (90) days after the end of Borrower’s Fiscal Year during the Term; provided, however, that if no Event of Default has occurred and is then continuing when such financial statements are required to be delivered,, such annual financial statements may be unaudited.  Such financial statements shall (A) fairly present the financial position of each Borrower as of the dates thereof and the results of its operations, cash flows and stockholders’ equity for each of the periods then ended in all material aspects; and (B) be prepared in accordance with GAAP.

(ii)           Monthly Financial Statements.  Not later than thirty (30) days after the end of each calendar month, the unaudited balance sheets and the related statements of income of Borrower, certified by its Chief Financial Officer, subject to year-end audit adjustments, with an aging schedule for all accounts receivable and accounts payable, together with such other information with respect to the business of Borrower as Lender may request.

(iii)           Quarterly Financial Statements.  Quarterly financial statements of the Borrower, as soon as available but in any event no later than forty-five (45) days after the close of each calendar quarter, the unaudited balance sheet and the related statement of income of the Borrower, prepared in accordance with GAAP, subject to year-end audit adjustments, together with such other information with respect to the business of Borrower as Lender may request.

(iv)           Monthly Equipment Certificates.  Borrower shall deliver to the Lender a certificate, certified by the President of Borrower (the “Equipment Certificate”), on the first Tuesday of each month during the Term, certifying that as of the date of such certificate, (A) all Equipment is in Borrower’s possession, (B) all Equipment is located at the Borrower’s Premises, (C) except for the Equipment subject to the provisions of Section 7(d) of this Loan Agreement Schedule, all Equipment is in the same condition as at it was on the date of the Appraisals, and (D) listing the items of Missing or Damaged Equipment.  The certifications set forth on each Equipment Certificate shall be deemed representations and warranties of the Borrower made as of the date of such Equipment Certificate.

(v)           Other Weekly Reports.  Such other reports as requested by Lender, in such form as Lender may request.

(c)           United States Contracts.  If any of the Accounts arise out of contracts with the United States or any of its departments, agencies or instrumentalities, Borrower will notify Lender and, if requested by Lender, execute any necessary instruments in order that all monies due or to become due under such contract shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

(d)           Missing or Damaged Equipment.  If any Equipment is either (i) removed or missing from the Borrower’s Premises, or (ii) is moved within the Borrower’s Premises and is damaged as a result thereof (such equipment collectively, “Missing or Damaged Equipment”), without prejudice to any of the rights of Lender under the Loan Documents, Borrower shall, with respect to such Missing or Damaged Equipment that is (I) removed or missing from the Borrower’s Premises, immediately pay Lender the full amount of the appraised value of such items as determined by any of the Appraisers or such other appraiser as selected by the Lender in its sole and absolute discretion together with such other amounts as described in Section 4(a) to this Loan Agreement Schedule, and (II) moved within the Borrower’s Premises and is damaged as a result thereof, immediately repair such damaged items to a good working order and condition.

8.  FINANCING OF CAPITAL ASSETS

(a)           Notwithstanding the provisions of Section 10.4 of the Loan Agreement, Borrower shall be permitted to incur Indebtedness to acquire a Capital Asset secured by a purchase money security interest that qualifies as a Permitted Encumbrance, provided that (i) the total purchase cost of such Capital Asset, including all accessories and attachments thereto, does not exceed $25,000, and (ii) Borrower is otherwise then in compliance with the terms of the Loan Agreement.

(b)           Borrower hereby grants to the Lender a right of first refusal to provide any Capital Asset Financing (as defined below) to be issued by Borrower, subject to the following terms and conditions. In the event that Borrower desires to incur indebtedness for the purpose of acquiring a Capital Asset whose total purchase cost is greater than $25,000, including all accessories and attachments thereto (a “Capital Asset Financing”), Borrower shall notify Lender in writing of such proposed Capital Asset Financing.  In connection therewith, Borrower shall submit to Lender all information requested by Lender regarding the Capital Asset proposed to be acquired pursuant to the Capital Asset Financing (the “Capital Asset Financing Notice”).  Lender shall have the right of first refusal, exercisable with ten (10) Business Days of Lender’s receipt of the Capital Asset Financing Notice, to provide the Capital Asset Financing in accordance with the terms hereof, whereby sums advanced to acquire the subject Capital Asset shall be added to the principal amount of the Term Loan hereunder and bear interest in accordance with the terms hereof. If Lender declines to exercise its right to provide such Capital Asset Financing, or fails to respond to the Capital Asset Financing Notice within the ten-Business Day period set forth above, then Borrower shall be entitled to obtain Capital Asset Financing for such Capital Asset from a third party within thirty (30) days of the last day of such notice period, provided that any lien securing the financing thereof constitutes a Permitted Encumbrance hereunder. If such third party Capital Asset Financing is not consummated within such thirty (30) day period, than Borrower’s right to obtain such third party Capital Asset Financing shall terminate, and any such financing shall once again become subject to Lender’s first refusal right to provide such financing pursuant to the provisions of this Section 8 (Financing of Capital Assets) of the Loan Agreement Schedule.

9.  [RESERVED]

10.  LENDER’S REMEDIES AND RIGHTS

Notwithstanding anything herein to the contrary, the remedies and rights of Lender set forth in Section 12 of the Loan Agreement are subject in all respects to the terms of the Racer Intercreditor Agreement.

11.  NOTICES

Notices, requests and demands under the Loan Agreement shall be given to each party at the following addresses in accordance with Section 14.3 thereof:

If to Borrower:

Elio Motors, Inc.
102 W. El Caminito Drive
Phoenix, AZ 85021
Attention: Paul Elio

With a copy to:

Dill, Dill, Carr, Stonbraker and Hutchings P.C.
455 Sherman – Suite 300
Denver, CO 80203
Attn: Daniel W. Carr, Esq.

If to Lender:

GemCap Lending I, LLC
24955 Pacific Coast Highway, Suite A202
Malibu, CA 90265
Attn: David Ellis

With a copy to:

Cohen Tauber Spievack & Wagner P.C.
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention:  Robert A. Boghosian, Esq.

Notwithstanding the foregoing, that parties expressly acknowledge and agree that foregoing provisions of notice by Lender to Borrower’s counsel is an accommodation  only, and that Lender shall have fulfilled its notice obligation hereunder if notice shall have been received by  Borrower at the address set forth above, irrespective of whether such notice is received by Borrower’s counsel.

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ELIO MOTORS, INC

By:	/s/Paul Elio

Name:	PAul Elio

Title:	CEO

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